Exhibit 4.2

GLOBAL AMENDMENT #4

This Global Amendment #4 (this “Amendment”) is entered into as of March 6, 2026 by and between Streeterville Capital, LLC, a Utah limited liability company (“Investor”), and Jaguar Health, Inc., a Delaware corporation (“Company”). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Royalty Interest (as defined below).

A. Company previously sold and issued to Investor that certain Royalty Interest dated August 24, 2022 in the original principal amount of $12,000,000.00 (as previously amended, the “Royalty Interest”).

B. Investor and Company have agreed, subject to the terms, amendments, conditions and understandings expressed in this Amendment, to amend the Royalty Interest as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Amendment are true and accurate and are hereby incorporated into and made a part of this Amendment.

2. Payment Start Date. Section 2.2 of the Royalty Interest is hereby deleted and replaced in its entirety with the following provision:

“2.2 Minimum Royalty Payment. Beginning on July 1, 2026, the monthly Royalty Payment shall be the greater of (a) $750,000.00, and (b) the actual Royalty Payment amount Investor is entitled to for such month pursuant to Section 2.1 above.”

3. Royalty Reduction. Upon execution of this Amendment, the Royalty Repayment Amount will automatically be reduced by ten percent (10%) (the “Royalty Reduction”). Immediately following completion of the Royalty Reduction, the Royalty Repayment Amount will be $11,125,282.54.

4. Representations and Warranties. In order to induce Investor to enter into this Amendment, Company, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a) Company has full power and authority to enter into this Amendment and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Amendment or the performance of any of the obligations of Company hereunder.

(b) There is no fact known to Company or which should be known to Company which Company has not disclosed to Investor on or prior to the date of this Amendment which would or could materially and adversely affect the understanding of Investor expressed in this Amendment or any representation, warranty, or recital contained in this Amendment.

(c) Except as expressly set forth in this Amendment, Company acknowledges and agrees that neither the execution and delivery of this Amendment nor any of the terms, provisions, covenants, or agreements contained in this Amendment shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Company under the terms of the Royalty Interest.

(d) Company has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Investor, directly or indirectly, arising out of, based upon, or in any manner connected with, the transactions contemplated hereby, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Amendment and occurred, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of any of the terms or conditions of the Royalty Interest. To the extent any such defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action exist or existed, such defenses, rights, claims, counterclaims, actions and causes of action are hereby waived, discharged and released. Company hereby acknowledges and agrees that the execution of this Amendment by Investor shall not constitute an acknowledgment of or admission by Investor of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.

(e) Company represents and warrants that as of the date hereof no Events of Default or other material breaches exist under the Royalty Interest or have occurred prior to the date hereof.

5. Other Terms Unchanged. The Royalty Interest, as amended by this Amendment, remains and continues in full force and effect, constitutes legal, valid, and binding obligations of each of the parties, and is in all respects agreed to, ratified, and confirmed. Any reference to the Royalty Interest after the date of this Amendment is deemed to be a reference to the Royalty Interest as amended by this Amendment and all previous amendments. If there is a conflict between the terms of this Amendment and the Royalty Interest, the terms of this Amendment shall control. No forbearance or waiver may be implied by this Amendment. Company acknowledges that it is unconditionally obligated to pay the remaining balance of the Royalty Interest and represents that such obligation is not subject to any deductions, defenses, rights of offset, or counterclaims of any kind. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Investor under the Royalty Interest, as in effect prior to the date hereof.

6. No Reliance. Company acknowledges and agrees that neither Investor nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Company or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Amendment and the Royalty Interest and, in making its decision to enter into the transactions contemplated by this Amendment, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Amendment.

7. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic signature (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

COMPANY:

JAGUAR HEALTH, INC.

By:	/s/ Lisa Conte
Lisa Conte, President and CEO

INVESTOR:

STREETERVILLE CAPITAL, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Global Amendment #4]